March 18, 2025

Dupree Mutual Funds

125 South Mill Street

Vine Center, Suite 100

Lexington, Kentucky 40507

Re: Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Dupree Mutual Funds, a Kentucky business trust with transferable shares (the “Trust”) established under an Amended and Restated Declaration of Trust dated October 24, 2017 (the “Declaration of Trust”), for our opinion with respect to certain matters relating to the Kentucky Tax-Free Short-to-Medium Series, Tennessee Tax-Free Short-to-Medium Series, and North Carolina Tax-Free Short-to-Medium Series (each a “Target Fund” and collectively the “Target Funds”), each a series of the Trust, and the Kentucky Tax-Free Income Series, Tennessee Tax-Free Income Series, and North Carolina Tax-Free Income Series (each an “Acquiring Fund” and collectively the “Acquiring Funds”), each a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 (the “Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by each Acquiring Fund of all of the assets of the corresponding Target Fund, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Target Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which was included in the Registration Statement.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, it is our opinion that the shares of the Acquiring Funds currently being registered, when issued in accordance with the Plan, the Declaration of Trust, and the Trust’s By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters United States federal securities laws, and the laws of the Commonwealth of Kentucky as they relate to business trusts, as such laws exist today. We express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP